Exhibit 5.2

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P. O. BOX 2508
CINCINNATI, OH 45201
Employer Identification Number:
Date: SEP 25, 2013	95-3232481
DLN:
17007034248012
PARSONS CORPORATION	Person to Contact:
100 W WALNUT ST	VICKIE SURGUY ID# 31036
PASADENA, CA 91124	Contact Telephone Number:
(513) 263-3583
Plan Name:
PARSONS EMPLOYEE STOCK OWNERSHIP PLAN
Plan Number: 105

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination letter gives no reliance for any qualification change that becomes effective, any guidance published, or any statutes enacted, after the issuance of the Cumulative List (unless the item has been identified in the Cumulative List) for the cycle under which this application was submitted.

This plan satisfies the requirements of Code section 4975(e)(7).

This letter may not be relied on after the end of the plan’s first five-year remedial amendment cycle that ends more than 12 months after the application was received. This letter expires on January 31, 2017. This letter considered the 2010 Cumulative List of Changes in Plan Qualification Requirements.

Letter 2002 (DO/CG)

PARSONS CORPORATION

This is not a determination with respect to any language in the plan or any amendment to the plan that reflects Section 3 of the Defense of Marriage Act, Pub. L. 104-199, 110 Stat. 2419 (DOMA) or U.S. v. Windsor, 133 S. Ct. 2675 (2013), which invalidated that section.

If you submitted any proposed amendments or a proposed restated plan with your application, those amendments must be adopted no later than the time prescribed under Code section 401(b) in order to retain reliance on this determination letter.

This determination letter considered the plan documents and/or amendments that were submitted with your application.

We have sent a copy of this letter to your representative as indicated in the Form 2848 Power of Attorney or appointee as indicated by the Form 8821 Tax Information Authorization.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely,

Andrew E. Zuckerman
Director, EP Rulings & Agreements

Enclosures:

Publication 794

Letter 2002 (DO/CG)

This insert provides information regarding a change in the format of the enclosed Favorable Determination Letter (Letter). The enclosed Letter references the applicable cumulative list upon which this determination is based, as well as the date on which the Letter expires. However, the Letter does not delineate the specific amendments and/or plan restatements submitted as part of the application.

Revenue Procedure 2013-6, 2013-1 I.R.B. 198, section 5.02, provides that, in general, employee plans are reviewed by the Service for compliance with the form requirements (that is, those plan provisions that are required as a condition of qualification under § 401(a)). In accordance with section 21.01 of Rev. Proc. 2013-6, determination letters are based on the facts and demonstrations presented to the Service in connection with the application for the determination letter. Therefore, the scope of a determination letter is not affected by this change.

As noted in section 21.01, applicants are advised to retain copies of all supporting data submitted with their application.